EXHIBIT 21.1

PC MALL, INC.

Subsidiaries of the Registrant

Following are the subsidiaries of PC Mall, Inc., other than those which if considered in the aggregate as a single subsidiary would not constitute a significant subsidiary, and the state or other jurisdiction in which each subsidiary was incorporated or organized.

SUBSIDIARY	JURISDICTION OF INCORPORATION
AF Services, LLC.	Delaware
CCIT, Inc.	Delaware
ecost.com, Inc	Delaware
eLinux.com, Inc.	Delaware
Mall Marketing, Inc.	Delaware
Onsale, Inc.	Delaware
PC Mall Canada Inc.	Quebec
PC Mall Gov, Inc	Delaware
PC Mall Sales, Inc.	California
SIFY, Inc.	Delaware
WF Acquisition Sub, Inc.	Delaware